FOR IMMEDIATE RELEASE

Nicole Culbertson
(650) 849-1649

Essex Announces Second Quarter 2007 Earnings Results
Recurring funds from operations increased 12.8% for the second quarter

Palo Alto, California—August 1, 2007—Essex Property Trust, Inc. (NYSE:ESS) announces its second quarter 2007 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended June 30, 2007, totaled $36.5 million, or $1.32 per diluted share.  The Company’s FFO, excluding non-recurring items, increased 12.8% per diluted share or $6.3 million for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006.

A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Financial Supplemental Information package. The following non-recurring items impacted the Company’s second quarter results for 2007 and 2006:

•	In 2007, the Company recorded promote fees and net gains from condo sales in the amount of $0.5 million.
•	In 2006, the Company recorded a gain of $8.8 million from the sale of the Vista Pointe joint venture (not included in FFO), and $8.2 million in fees and a promote distribution (included in FFO).
•	In 2006, an impairment loss in the amount of $0.8 million (included in FFO) resulted from the write-down of a property in Houston, Texas.

Net income available to common stockholders for the quarter ended June 30, 2007 totaled $9.9 million, or 39 cents per diluted share, compared to net income available to common stockholders of $22.0 million, or 95 cents per diluted share, for the quarter ended June 30, 2006.

Commenting on Essex’s second quarter results, Keith R. Guericke, President and Chief Executive Officer stated, “During the quarter we experienced strong revenue growth compared to the second quarter last year, confirming our belief that our portfolio is well positioned within the west coast supply-constrained markets.”

SAME-PROPERTY OPERATIONS

Same-Property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in Same-Property revenues, operating expenses, and net operating income (“NOI”) for the three and six months ended June 30, 2007 compared to June 30, 2006:

	Q2 2007 compared to Q2 2006			YTD 2007 compared to YTD 2006
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	5.6%	2.9%	6.9%	5.8%	2.6%	7.4%
Northern California	8.8%	8.4%	9.0%	8.9%	5.2%	10.6%
Seattle Metro	11.8%	7.3%	14.4%	11.6%	5.2%	15.4%
Same-Property Average	7.3%	4.9%	8.5%	7.4%	3.8%	9.2%

The table below illustrates the sequential percentage change in Same-Property revenues, expenses, and NOI for the quarter ended June 30, 2007 versus the quarter ended March 31, 2007:

	Q2 2007 compared to Q1 2007
	Revenues	Expenses	NOI
Southern California	0.5%	1.7%	0.0%
Northern California	3.4%	5.1%	2.7%
Seattle Metro	3.2%	3.3%	3.2%
Same-Property Average	1.6%	2.5%	1.2%

Same-Property financial occupancies for the quarters ended are as follows:

	6/30/07	3/31/07	6/30/06
Southern California	95.4%	95.7%	96.1%
Northern California	97.0%	95.4%	98.2%
Seattle Metro	96.6%	95.9%	97.6%
Same-Property Average	95.9%	95.6%	96.8%

ACQUISITIONS/DISPOSITIONS

During the quarter, the Company acquired five communities aggregating a total of $178 million. For the six months ended June 30, 2007, the Company has acquired seven communities totaling $222 million, surpassing its initial annual guidance by $22 million.

Cardiff by the Sea, located in Cardiff, California was acquired in April for $72 million. The 300-unit community, located approximately a half mile from the ocean in Northern San Diego County, was built in 1986.

Canyon Oaks, a 250-unit community located in San Ramon, California was acquired in May for $64.3 million. Built in 2005, the property features pool/spa, fitness center, media room, and private garages for residents. All units feature crown molding, washer/dryer, high ceilings and a large patio or balcony. The property is located in the new community of Windermere, a 2300-acre master planned community featuring new single-family homes. Conveniently situated nearby major job nodes and freeways, Canyon Oaks also provides residents access to excellent schools and a nearby shopping center opening in 2007.

Coldwater Canyon, acquired in May for $8.3 million, is a 39-unit property located in Studio City, California. The property, built in 1979, is centrally located in Los Angeles, close to major job centers and nearby Essex’s Studio Gateway development. Property amenities include a secure garage, central air conditioning, laundry facility and fireplaces for several units. Additionally, the property is one block away from Ventura Boulevard, providing residents easy access to a variety of dining and shopping options.

The Cairns is a 100-unit property located in the Lake Union area of Seattle. The property was built in 2005 and is conveniently located close to the downtown area, major freeways and offers residents views of downtown Seattle, the Space Needle and Lake Union. Essex purchased the property in June for $28.1 million. Property amenities include a 24-hour fitness center, rooftop deck with barbecues and a media/club room. All units feature washers and dryers, granite counters and several units include large walk-in closets.

On June 13, 2007, the Company entered into agreements to acquire ownership interests in two limited partnerships (one of the existing general partners is a related party) which collectively own the Thomas Jefferson Apartments.  The transaction is subject to the satisfaction of customary closing conditions and is expected to close in the third quarter of 2007.  Thomas Jefferson is a 156-unit apartment complex located in Sunnyvale, California. The property, built in 1963, includes a fitness center, swimming pools, air conditioning and private patios or balconies for residents.  In June, the company acquired Magnolia Lane from a third party for $5.4 million. Magnolia Lane is a 32-unit community adjacent to the Thomas Jefferson community and subject to a ground lease that expires in 64 years.  Built in 2001, Magnolia Lane features pool/spa, fitness center and each unit is equipped with a washer and dryer.  Both properties are located nearby major freeways and provide residents access to excellent schools.

DEVELOPMENT

As of June 30, 2007, the company had 16 projects in various stages of development totaling approximately 3,115 units. The development pipeline totaled $987 million with $211 million of costs incurred to date.

During the quarter, construction commenced at Topanga Canyon, a 119-unit development owned by the Essex Apartment Value Fund II, L.P. (“Fund II”). The property, located in Chatsworth, California, is part of a larger 14-acre subdivision currently under construction for 29 luxury single-family homes. The development will have three stories of apartments situated on a podium over one level of parking. The community is gated and features common amenities including a fully appointed clubhouse, pool, spa, barbecue area and a large courtyard with a fountain. Additionally, the site is located nearby major freeways and Warner Center, a major job node. Initial occupancy is anticipated in May 2009 with estimated total project costs of $39.4 million.

The Company recently obtained entitlement approvals for the construction of City Centre, a 200-unit Mediterranean-style apartment community located in Moorpark, California. The site is situated near the Metrolink train station, providing access to the greater Los Angeles basin and downtown job centers. The property will be a gated community consisting of three-story garden-style apartment homes with a combination of covered and attached garages. Amenities include a fully appointed clubhouse facility with conference center, exercise room, tenant event center, pool, spa, and barbecue areas. The Company anticipates construction starting in September 2007 with estimated total costs of $51.8 million.

Currently in the site demolition phase is Studio Gateway, a 149-unit apartment community located in Studio City, California owned by Fund II.  Adjacent to CBS studios, the project is near Ventura Blvd., providing access to a variety of shopping, dining and entertainment. The property will consist of two four-story apartment buildings situated on a podium over two levels of parking. Initial occupancy is anticipated in March 2009 with estimated total project costs of $60.6 million.

Northwest Gateway, a 275-unit community located in downtown Los Angeles, has continued to progress on schedule for a February 2008 opening with onsite pre-leasing expected to start in December. During the quarter, the initial framing of the structure was near completion and the roof frame is currently under construction. A four and five-story structure, the property will feature a fitness center, business center, Olympic-size swimming pool, game room, and a media/theater center.

Additional information pertaining to the location of all development projects related costs and construction timelines can be found on page S-9 in the Company’s Supplemental Financial Information package.

REDEVELOPMENT ACTIVITIES

The Company defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement. Redevelopment communities typically involve significant construction activities to the exterior of the property as well as apartment units under extensive remodeling and as a result may have less than stabilized operations. As of June 30, 2007, the Company had ownership interests in 16 redevelopment communities aggregating 4,345 apartment units with estimated total redevelopment costs of $148.3 million.

During the quarter, redevelopment commenced at Foothill Commons and Woodland Commons, two adjacent properties located in Bellevue, Washington. Foothill Commons, a 360-unit property built in 1967, will receive a renovated fitness center, pool courtyard, structural upgrades, siding replacement, as well as the construction of shared garaged parking. Unit interior upgrades will include the addition of a washer and dryer in each unit, new cabinetry, appliances and countertops. The renovation at Woodland Commons, a 236-unit property built in 1976, will include the addition of perimeter fencing and gate-controlled access to the property as well as architectural enhancements. Unit improvements will consist of new hardwood cabinets, electrical fixtures, new appliances, countertops and the addition of a washer and dryer. The redevelopment seeks to increase value and rejuvenate both properties to provide a competitive advantage in the market. The total budget for both redevelopment projects is $30.5 million.

The initial stages of a redevelopment are underway at Highridge Apartments, located in Rancho Palos Verdes, California. The $16 million redevelopment will consist of a full repositioning of the asset to include full interior renovations and the addition of a washer and dryer in each unit. Exterior enhancements will include new paint, windows, landscaping and the renovation of balconies and patios. The property will also receive a new leasing center and remodel of its existing clubhouse and fitness center. The redevelopment aims to increase value and reposition the asset to compete with newer properties in the market.

Also in the initial stages of redevelopment is Marina Cove, a 292-unit community located in Santa Clara, California. The property, developed in 1974, commenced renovation in June with a redevelopment budget of $9.9 million.  The renovation will include full interior upgrades including new appliances, cabinets, countertops, plumbing, electrical fixtures and the addition of a washer and dryer in each unit. Exterior improvements will consist of new paint, balcony railings, roofing and landscaping.

In the final stages of redevelopment is Sammamish View located in Bellevue, Washington. To date, over 90 percent of the units have been renovated to include new countertops, cabinets, light fixtures and appliances. Additionally, the construction of a new leasing center and fitness center has been completed. The Company has already achieved anticipated post-rehab rents on renovated units by increasing rents by an average of 20 percent, net of market increases.

A summary of the major redevelopment projects can be found on page S-10 in the Company’s Supplemental Financial Information Package.

JOINT VENTURES

During May 2007, the Company entered into a joint venture with the land owner of Hillsdale Garden Apartments, a 697-unit community located on a 30-acre land parcel in San Mateo, California. The leasehold interest in the community was acquired by the Company in September 2006 subject to a 40-year ground lease. The Company contributed its leasehold interest and the land owner contributed its fee interest in the land to the joint venture.  The Company holds an 81.5 percent interest in the joint venture and will receive a 3 percent management fee and a 5 percent redevelopment/construction management fee from the joint venture.  As general partner with majority control, the Company will continue to consolidate this community.

LIQUIDITY AND BALANCE SHEET

During the quarter, the Company sold 1,670,500 shares of its common stock for proceeds of $213.7 million, net of underwriting fees and expenses. The Company used the net proceeds from the stock offerings to pay down outstanding borrowings under the Company’s lines of credit and to fund acquisition and development projects.

During April 2007, the Company refinanced a mortgage loan for $35.7 million secured by the Tierra Vista community in the amount of $62.5 million, with a fixed interest rate of 5.47%, which matures in April 2017.  In conjunction with this transaction the Company settled its first $50 million forward-starting swap and received $1.3 million from the counterparty. The swap settlement reduced the effective interest rate on the new Tierra Vista mortgage loan to 5.19%.

For the quarter ended June 30, 2007, the Company recorded approximately $13 million in other comprehensive income related to the $450 million in outstanding forward-starting swaps.

In June 2007, the Company originated a mortgage loan secured by the Cardiff by the Sea community purchased in April 2007 in the amount of $42.2 million. The loan has a fixed interest rate of 5.71% and matures in June 2017. The Company also assumed a mortgage loan in conjunction with the acquisition of The Cairns community in the amount of $12.0 million, with a fixed interest rate of 5.5%, which matures in May 2014.

In June 2007, the Company refinanced $18.6 million of debt secured by the Highridge community with a $44.8 million fixed interest rate loan of 6.05%, which matures in June 2017.

CONFERENCE CALL WITH MANAGEMENT

The Company will host an earnings conference call with management on Thursday, August 2, 2007, at 11:00 a.m. PDT – 2:00 p.m. EDT, which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (866) 761-0749 and entering the passcode 50879719.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the second quarter earnings link. To access the replay digitally, dial (888) 286-8010 using the passcode, 69503069. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

CORPORATE PROFILE

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 136 apartment communities (27,808 units), and has 1,108 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form
8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

FUNDS FROM OPERATIONS RECONCILIATION

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs in calculating FFO may vary from the NAREIT definition for this measure, and thus their disclosure of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three months ended June 30, 2007 and 2006.

	Three Months Ended June 30,
Funds from operations	2007	2006
Net income available to common stockholders	$9,877	$22,023
Adjustments:
Depreciation and amortization	25,166	20,675
Gains not included in FFO (1)	(461)	(8,800)
Minority interests and co-investments (2)	1,915	3,254
Funds from operations	$36,497	$37,152

(1)	For Q2 2007, the amount includes gains from Fund I of $0.3 million and depreciation add back for Peregrine Point of $0.2 million.
(2)
For Q2 2007, the amount includes the following adjustments: (i) minority interest related to Operating Partnership units totaling $1.3 million, and (ii) depreciation add back for co-investments not recognized for GAAP totaling $0.6 million.

This earnings release also presents FFO results that exclude certain non-recurring items.  Management believes that the presentation of such results is useful to investors because they illuminate underlying operational trends by excluding significant non-recurring or otherwise unusual transactions.  Our criteria for excluding non-recurring items may differ from methods of other companies and should not be regarded as a replacement for corresponding GAAP measures.  A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Financial Supplemental Information package.

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding anticipated timing of the completion and stabilization of property developments and redevelopments, the anticipated costs of property developments and redevelopments, the Company’s projected development projects in 2007, the Company’s portfolio being well positioned, and the anticipated closing of the Thomas Jefferson apartments transaction.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2006.
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